SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 13, 2007
GeoEye, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-50933 (Commission File Number)	20-2759725 (IRS Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices)
(703) 480-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01	Entry into a Material Definitive Agreement
On December 13, 2007, GeoEye, Inc. (“Corporation”) entered into a Director Indemnification Agreement (“Agreement”) with the Michael F. Horn, Sr., to become effective January 1, 2008, in connection with his election to the Corporation’s Board of Directors, as described in Item 5.02 below.
The terms of the Indemnification Agreement provide, among other things, that the Corporation or the Subsidiaries, as the case may be, will indemnify such director, acting in good faith, against any and all losses, claims, damages, expenses and liabilities arising out of his service to, and activities on behalf of, the Corporation or the Subsidiaries. The form of the Indemnification Agreement between the Corporation and the Subsidiaries and its directors is included in this report attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (d) Election of Director
On December 13, 2007, at its regularly scheduled meeting, the Board of Directors of GeoEye, Inc. voted to expand the size of the Board of Directors from 8 members to 9 members and elected Michael F. Horn, Sr. to fill the vacancy and serve as a Director of the Corporation, effective January 1, 2008. Previously, Mr. Horn served as a consultant for various companies evaluating the implications of Sarbanes Oxley on their businesses. Prior to that, he was partner at KPMG for 35 years.
There is no understanding or arrangement between Mr. Horn and any other person or persons with respect to his election as director. Since January 1, 2006, there have been no transactions, nor are there any currently proposed transactions to which GeoEye, Inc. was or is to be a party with Mr. Horn, or in which any member of his immediate family, had, or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
10.1. Form of Directors Indemnity Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2007	GEOEYE, INC.
	By:	/s/ William L. Warren
William L. Warren
Senior Vice President, General Counsel & Secretary

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